Tredegar Corporation	Contact:
Corporate Communications	D. Andrew Edwards
1100 Boulders Parkway	Phone: 804/330-1041
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: daedward@tredegar.com
Web Site: www.tredegar.com
FOR IMMEDIATE RELEASE

TREDEGAR REPORTS THIRD-QUARTER RESULTS

RICHMOND, Va., November 5, 2007 - Tredegar Corporation (NYSE:TG) reported a third-quarter net loss of $18.4 million (47 cents per share) compared to net income of $9.7 million (25 cents per share) in the third quarter of 2006. Earnings from manufacturing operations in the third quarter were $7.9 million (20 cents per share) versus $10.0 million (26 cents per share) last year. Third-quarter sales decreased to $275.7 million from $296.3 million in 2006. A summary of results for the third quarter and first nine months of 2007 and 2006 is shown below:

(In Millions, Except Per-S hare Data)	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Sales	$275.7	$296.3	$836.9	$846.7
Net income (loss) as reported under ge nerally acc epte d accounting principles (GAAP)	$(18.4)	$9.7	$1.9	$27.2
After-tax effects of: Loss associated with plant shutdowns, asset impairments and re struc turing s: Asset impairment relating to aluminum extrusion operations in Canada	22.7	-	22.7	-
Other	3.6	1.0	4.2	2.9
(Gains) losses from sale of assets and other items	-	(0.7)	(0.7)	(1.6)
Income from manufacturing operations*	$7.9	$10.0	$28.1	$28.5

Diluted earnings (loss) per share as reported under GAAP	$(0.47)	$0.25	$0.05	$0.70
After-tax effects per diluted share of: Loss associated with plant shutdowns, asset impairments and re struc turing s: Asset impairment relating to aluminum extrusion operations in Canada	0.58	-	0.58	-
Other	0.09	0.03	0.10	0.07
(Gains) losses from sale of assets and other items	-	(0.02)	(0.02)	(0.04)
Diluted earnings per share from manufacturing operations*	$0.20	$0.26	$0.71	$0.73

* The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, and gains or losses from sale of assets and other items have been presented separately and removed from net income and earnings per share as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations. Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.

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John D. Gottwald, Tredegar’s president and chief executive officer, said: “Our overall loss for the quarter was due to an after-tax asset impairment charge of $22.7 million or 58 cents per share relating to our aluminum extrusions operations in Canada, which had an operating loss of $7 million or 12 cents per share after taxes in the first nine months of 2007. Earnings from manufacturing operations excluding special items declined by 6 cents per share or 23% in the third quarter of 2007 versus last year due to lower operating profits in aluminum extrusions and a higher effective tax rate, partially offset by higher profits in films and lower pension and interest costs. Profit growth in films during the third quarter of 2007 versus last year was driven by appreciation of currencies for operations outside of the U.S. and increases in sales of high-value materials used primarily for the hygiene market. Results in films continue to fluctuate significantly from quarter-to-quarter.”

Mr. Gottwald continued: “Business conditions in aluminum continue to be challenging. Operating profit in the third quarter declined primarily due to lower volume in the U.S. and Canada. Demand for extruded aluminum shapes is down significantly in most market segments. Our bookings and backlog continue to be at seasonally adjusted lows. In Canada, the combination of lower volume and appreciation of the Canadian dollar, which impacts our costs, has caused a shift from overall profitability last year to losses this year. We are very focused on addressing our issues in Canada.”

Mr. Gottwald further stated: “During the third quarter of 2007 we used a portion of a standing authorization from our Board of Directors to repurchase approximately 1.7 million shares of our stock at an average price of $17.14 per share. Despite the significant funds used for this program, our net debt at September 30, 2007 was $5.2 million, a decrease of $16.4 million since the beginning of the year due to strong cash flow from operations.”

MANUFACTURING OPERATIONS
Film Products

Third-quarter net sales in Film Products were $134.1 million, down slightly from $135.0 million in the third quarter of 2006, while operating profit from ongoing operations increased to $15.9 million in the third quarter of 2007 from $13.8 million in 2006. Volume was 60.0 million pounds in the third quarter of 2007 compared with 64.3 million pounds in the third quarter of last year.

Volume was down in the third quarter of 2007 compared with the third quarter of 2006 primarily due to a decrease in sales of lower margin packaging and barrier films, partially offset by an increase in sales of high-value materials used primarily for the hygiene market. Net sales declined for the same reasons but were partially offset by appreciation of currencies for operations outside of the U.S.

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Operating profit from ongoing operations increased in the third quarter of 2007 compared with the third quarter of 2006 due primarily to appreciation of currencies for operations outside of the U.S. (a benefit of approximately $900,000) and increases in sales of the high-value materials noted above, partially offset by lower volume and margins for packaging and barrier films. The company estimates that the impact of the lag in the pass-through of changes in average resin costs had a negative impact on operating profit of approximately $1 million in the third quarter of 2007 compared with an estimated negative impact on operating profit of $1.5 million in the third quarter of 2006. Film Products has index-based pass-through raw material cost agreements for the majority of its business. However, under certain agreements, changes in resin prices are not passed through for an average period of 90 days.

Net sales in Film Products were $400.4 million in the first nine months of 2007, up 4.6% versus $382.7 million in the first nine months of 2006. Operating profit from ongoing operations was $46.5 million in the first nine months of 2007, up 9.2% compared with $42.6 million in the first nine months of 2006. Volume decreased to 185.7 million pounds in the first nine months of 2007 from 190.8 million pounds in the first nine months of 2006. The growth in sales and operating profit during the first nine months of 2007 versus 2006 were primarily due to increases in sales of high-value surface protection and hygiene materials and appreciation of currencies for operations outside of the U.S. (currency appreciation resulted in an improvement in operating profit of approximately $2.1 million), partially offset by lower volume and margins for packaging and barrier films. Volume declined primarily due to lower sales of certain commodity barrier films that were dropped in conjunction with the shutdown in the second quarter of 2006 of the plant in LaGrange, Georgia.

Capital expenditures were $11.7 million in the first nine months of 2007 and are projected to be approximately $20 million for the year. Depreciation expense was $25 million in the first nine months of 2007 and is projected to be $33 million for the year.

Aluminum Extrusions

Third-quarter net sales in Aluminum Extrusions were $135.2 million, down 12.2% from $154.0 million in the third quarter of 2006. Operating profit from ongoing operations decreased to $1.1 million in the third quarter of 2007, down 80% from $5.4 million in the third quarter of 2006. Volume decreased to 55.9 million pounds in the third quarter of 2007, down 18.3% from 68.4 million pounds in the third quarter of 2006.

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Net sales in Aluminum Extrusions were $417.4 million in the first nine months of 2007, down 5.8% from $443.0 million in the first nine months of 2006. Operating profit from ongoing operations decreased to $7.9 million in the first nine months of 2007, down 50.3% from $15.9 million in the first nine months of 2006. Volume decreased to 170.6 million pounds in the first nine months of 2007, down 15.3% from 201.5 million pounds in the first nine months of 2006.

The decreases in net sales and operating profit in the third quarter and first nine months were mainly due to lower volume partially offset by higher selling prices. Appreciation of the Canadian Dollar also had an estimated adverse impact on operating profit of $600,000 in the third quarter of 2007 versus 2006 and $1.3 million in the first nine months of 2007 versus 2006. Shipments declined in most markets, especially extrusions used in hurricane protection products and residential construction. Overall backlog at the end of the quarter was 14.9 million pounds, down from 25.4 million pounds at September 30, 2006.

Capital expenditures were $4.2 million in the first nine months of 2007 and are projected to be approximately $6 million for the year. Depreciation expense was $9.4 million in the first nine months of 2007 and is projected to be $13 million for the year.

During the third quarter of 2007, as a result of deteriorating business conditions and financial results relating to aluminum extrusions operations in Canada, Tredegar recognized an asset impairment charge of $27.6 million ($22.7 million or 58 cents per share after taxes). After this charge the carrying value of the business unit’s net assets (assets in excess of liabilities excluding cash and deferred income taxes) were approximately $43 million. During the first nine months of 2007, the aluminum extrusions business in Canada had volume of 46.9 million pounds, net sales of $119.1 million, an operating loss of $7 million, depreciation of $3 million and capital expenditures of $734,000. During the first nine months of 2006, this business had volume of 57 million pounds, net sales of $132.1 million, operating profit of $981,000, depreciation of $2.9 million and capital expenditures of $672,000.

OTHER ITEMS

Net pension income was $536,000 in the third quarter of 2007 and $1.7 million in the first nine months of 2007, a favorable change of $1.1 million (2 cents per share after taxes) and $3.6 million (6 cents per share after taxes) from amounts recognized in the third quarter and first nine months of 2006, respectively. Most of the favorable changes relate to a pension plan that is reflected in “Corporate expenses, net” in the operating profit by segment table. The company contributed $1.1 million to its pension plans in 2006 and expects to contribute the same amount in 2007.

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Interest expense was $628,000 in the third quarter of 2007 and $2.0 million in first nine months of 2007, a decline of $703,000 (1 cent per share after taxes) and $2.2 million (4 cents per share after taxes) versus the third quarter and first nine months of last year, respectively, due to lower average debt outstanding.

The effective tax rate used to compute income from manufacturing operations was 44.2% in the third quarter of 2007 and 37.9% in the first nine months of 2007, compared with 32.7% in the third quarter of 2006 and 36.0% in the first nine months of 2006. The increase in the effective tax rate for manufacturing operations during the third quarter of 2007 versus last year, which had an unfavorable impact of approximately 4 cents per share, was mainly due to the adjustment of income taxes during the third quarter to the rate that results in a year-to-date effective tax rate that is equal to the rate estimated for the entire year. The increase in the effective tax rate for manufacturing operations for the first nine months of 2007 versus last year, which had an unfavorable impact of approximately 2 cents per share, was mainly due to (i) lower income tax benefits expected for the Domestic Production Activities Deduction and the research & development tax credit and (ii) differences in income taxes accrued on operations outside of the U.S.

During the first quarter of 2007, the company adopted new accounting standards for maintenance costs and uncertain income tax positions, neither of which had a material impact on Tredegar’s results of operations or financial condition. In addition, Tredegar adopted new accounting standards on fair value measurements and the fair value option for financial assets and liabilities, neither of which had an impact on historical results at the date of adoption.

Overall results for the quarter include other special items in addition to the asset impairment charge of $22.7 million (58 cents per share) previously described relating to the aluminum extrusions operations in Canada. During the third quarter of 2007, Tredegar recognized charges of $2.1 million to writedown an investment (5 cents per share) and $312,000 (1 cent per share) for the reversal of deferred income tax assets previously recognized on prior write-downs of the investment due to uncertainty of realization. Other after-tax charges for plant shutdowns, asset impairments and restructurings were 3 cents and 4 cents per share in the third quarter and first nine months of 2007, respectively. After-tax charges for plant shutdowns, asset impairments and restructurings were 3 cents and 7 cents per share in the third quarter and first nine months of 2006, respectively. In addition, the results for the first nine months of 2007 include after-tax income of $683,000 (2 cents per share) resulting from an adjustment of deferred income taxes for a reduction in statutory income tax rates in Canada (reflected as a credit to income tax expense). Results for the third quarter and first nine months of 2006 include after-tax income of $734,000 (2 cents per share) and $1.6 million (4 cents per share) for liquidation of inventories from the shutdown of the films plant in LaGrange, Georgia that were accounted for on the last-in, first-out (“LIFO”) method. Further details regarding these items are provided in the financial tables included with this press release.

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As discussed in last quarter’s press release, on April 2, 2007 Tredegar invested $10 million in Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger”). At September 30, 2007, Harbinger reported Tredegar’s capital account value at $17.8 million reflecting $7.8 million of unrealized appreciation ($5.1 million or 13 cents per share after taxes) versus the carrying value in Tredegar’s balance sheet of $10 million.

On August 31, 2007, Tredegar invested $6.5 million in a privately held drug delivery company representing ownership on a fully diluted basis of approximately 23%. This company is developing and commercializing state of the art drug delivery systems designed to improve patient compliance and outcomes. During the first nine months of 2007, Tredegar invested $5.7 million in real estate. At September 30, 2007, the carrying value in Tredegar’s balance sheet of its investments in this real estate and the drug delivery company equaled the respective amounts invested.

CAPITAL STRUCTURE AND ADJUSTED EBITDA

Net debt (debt in excess of cash) was $5.2 million at September 30, 2007, compared with net debt of $21.6 million at December 31, 2006. Adjusted EBITDA from manufacturing operations, a key valuation and borrowing capacity measure, was $110.4 million for the last twelve months ended September 30, 2007. See notes to financial statements and tables for reconciliations to comparable GAAP measures.

During the third quarter of 2007, Tredegar used a portion of a standing authorization from its Board of Directors to repurchase approximately 1.7 million shares of its stock at an average price of $17.14 per share. As of September 30, 2007, the company had approximately 3.3 million shares that can be repurchased in the future under this authorization.

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FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the United States and Canada, particularly in the construction, distribution and transportation industries and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in “Risk Factors” in Part I, Item 1A of our 2006 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for this period that will be filed with the SEC.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

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To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

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TREDEGAR EARNINGS, page 9

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

Sales	$275,726	$296,256	$836,902	$846,711
Other income (expense), net (a) (b)	(1,987)	474	(1,533)	734
	273,739	296,730	835,369	847,445

Cost of goods sold (a)	234,314	252,848	712,236	719,177
Freight	6,477	7,265	19,100	20,989
Selling, R&D and general expenses	20,173	20,151	58,724	56,684
Amortization of intangibles	37	37	112	112
Interest expense	628	1,331	2,009	4,231
Asset impairments and costs associated with exit and
disposal activities (a)	29,324	692	30,182	3,410
	290,953	282,324	822,363	804,603

Income (loss) before income taxes	(17,214)	14,406	13,006	42,842
Income taxes (b)	1,162	4,716	11,114	15,687

Net income (loss) (a) (b) (c)	$(18,376)	$9,690	$1,892	$27,155

Earnings (loss) per share:
Basic	$(.47)	$.25	$.05	$.70
Diluted	(.47)	.25	.05	.70

Shares used to compute earnings (loss) per share:
Basic	38,985	38,654	39,219	38,629
Diluted	38,985	39,123	39,396	38,876

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TREDEGAR EARNINGS, page 10

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Net Sales
Film Products	$134,065	$134,961	$400,385	$382,697
Aluminum Extrusions	135,184	154,030	417,417	443,025
Total net sales	269,249	288,991	817,802	825,722
Add back freight	6,477	7,265	19,100	20,989
Sales as shown in the Consolidated
Statements of Income	$275,726	$296,256	$836,902	$846,711

Operating Profit
Film Products:
Ongoing operations	$15,926	$13,770	$46,508	$42,611
Plant shutdowns, asset impairments and
restructurings, net of gains on sale of assets and
related income from LIFO inventory liquidations (a)	-	1,022	(393)	207

Aluminum Extrusions:
Ongoing operations	1,131	5,407	7,885	15,947
Plant shutdowns, asset impairments and
restructurings (a)	(28,146)	(920)	(28,245)	(1,434)

AFBS (d):
Loss on investment in Therics, LLC	-	-	-	(25)
Plant shutdowns, asset impairments and
restructurings (a)	(1,220)	(494)	(1,586)	(494)
Total	(12,309)	18,785	24,169	56,812
Interest income	289	315	960	822
Interest expense	628	1,331	2,009	4,231
Gain on the sale of corporate assets (b)	-	-	-	56
Loss from write-down of an investment (b)	2,095	-	2,095	-
Stock option-based compensation costs (e)	236	215	701	708
Corporate expenses, net	2,235	3,148	7,318	9,909
Income (loss) before income taxes	(17,214)	14,406	13,006	42,842
Income taxes (b)	1,162	4,716	11,114	15,687
Net income (loss) (a) (b) (c)	$(18,376)	$9,690	$1,892	$27,155

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TREDEGAR EARNINGS, page 11

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2007	2006
Assets

Cash & cash equivalents	$38,946	$40,898
Accounts & notes receivable, net	143,689	121,834
Income taxes recoverable	4,003	10,975
Inventories	64,890	68,930
Deferred income taxes	7,693	6,055
Prepaid expenses & other	3,801	4,558
Total current assets	263,022	253,250

Property, plant & equipment, net	288,680	325,763
Other assets (f)	87,556	64,078
Goodwill & other intangibles	141,848	138,696

Total assets	$781,106	$781,787

Liabilities and Shareholders' Equity

Accounts payable	$94,120	$69,426
Accrued expenses	39,431	41,906
Current portion of long-term debt	638	678
Total current liabilities	134,189	112,010

Long-term debt	43,515	61,842
Deferred income taxes	78,784	75,772
Other noncurrent liabilities (f)	17,237	15,568
Shareholders' equity (f)	507,381	516,595

Total liabilities and shareholders' equity	$781,106	$781,787

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TREDEGAR EARNINGS, page 12

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30
	2007	2006
Cash flows from operating activities:
Net income (loss)	$1,892	$27,155
Adjustments for noncash items:
Depreciation	34,440	32,619
Amortization of intangibles	112	112
Deferred income taxes	(6,691)	10,135
Accrued pension income and postretirement benefits	(1,297)	2,358
Gain on sale of assets	-	(56)
Loss on asset impairments and divestitures	29,983	1,150
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(15,880)	(37,600)
Inventories	8,868	5,180
Income taxes recoverable	6,972	2,353
Prepaid expenses and other	886	870
Accounts payable	18,124	25,109
Accrued expenses	(3,333)	7,877
Other, net	314	(938)
Net cash provided by operating activities	74,390	76,324
Cash flows from investing activities:
Capital expenditures	(15,919)	(31,714)
Investments, including Harbinger ($10 million), a drug delivery
company ($6.5 million) and real estate ($5.7 million) in 2007	(22,631)	(542)
Proceeds from the sale of assets and property disposals &
reimbursements from customers for purchases of equipment	4,093	266
Net cash used in investing activities	(34,457)	(31,990)
Cash flows from financing activities:
Dividends paid	(4,701)	(4,656)
Debt principal payments	(33,367)	(38,956)
Borrowings	15,000	4,000
Repurchases of Tredegar common stock, net of settlement
payable of $2,307	(26,705)	-
Proceeds from exercise of stock options	6,470	1,162
Net cash used in financing activities	(43,303)	(38,450)
Effect of exchange rate changes on cash	1,418	524
(Decrease) increase in cash and cash equivalents	(1,952)	6,408
Cash and cash equivalents at beginning of period	40,898	23,434
Cash and cash equivalents at end of period	$38,946	$29,842

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TREDEGAR EARNINGS, page 13

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended September 30, 2007
	Film	Aluminum
	Products	Extrusions	Total
Operating profit from ongoing operations	$61.5	$14.0	$75.5
Allocation of corporate overhead	(8.6)	(2.5)	(11.1)
Add back depreciation and amortization	33.3	12.7	46.0
Adjusted EBITDA (g)	$86.2	$24.2	$110.4

Selected balance sheet and other data as of September 30, 2007:
Net debt (cash) (h)	$5.2
Shares outstanding	37.9

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the third quarter of 2007 include:
•	A pretax charge of $27.6 million for impairments of property, plant and equipment related to the aluminum extrusions operations in Canada;
•	A pretax charge of $1.2 million related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey;
•	A pretax charge of $493,000 for severance and other employee-related costs in Aluminum Extrusions; and
•
A pretax charge of $42,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments and restructurings in the first nine months of 2007 include:
•	A pretax charge of $27.6 million for impairments of property, plant and equipment related to the aluminum extrusions operations in Canada;
•	A pretax charge of $1.6 million related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey;
•	A pretax charge of $592,000 for severance and other employee-related costs in Aluminum Extrusions;
•  Pretax charges of $338,000 for asset impairments in Film Products;
•  A pretax charge of $55,000 for costs related to the shutdown of the films manufacturing facility in LaGrange, Georgia; and
•
A pretax charge of $42,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments and restructurings in the third quarter of 2006 include:
•
A net pretax gain of $1 million associated with the shutdown of the films manufacturing facility in LaGrange, Georgia, including a gain of $1.2 million for related LIFO inventory liquidations (included in "Cost of goods sold" in the condensed consolidated statements of income), partially offset by other shutdown-related costs of $198,000;

•
A pretax charge of $920,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income); and

•	A pretax charge of $494,000 related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey.

Plant shutdowns, asset impairments and restructurings in the first nine months of 2006 include:
•
A net pretax gain of $1.4 million associated with the shutdown of the films manufacturing facility in LaGrange, Georgia, including a gain of $2.6 million for related LIFO inventory liquidations (included in "Cost of goods sold" in the condensed consolidated statements of income), partially offset by severance and other costs of $1 million and asset impairment charges of $130,000;

•	Pretax charges of $1 million for asset impairments in Film Products;
•
A pretax charge of $920,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income);

•	Pretax charges of $727,000 for severance and other employee-related costs in connection with restructurings in Film Products ($213,000) and Aluminum Extrusions ($514,000); and
•	A pretax charge of $494,000 related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey.

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TREDEGAR EARNINGS, page 14

(b)	Gain on the sale of corporate assets in 2006 includes a gain related to the sale of public equity securities.

The loss from the write-down of an investment of $2.1 million is included in "Other income (expense), net" in the condensed consolidated statements of income.

Income taxes in 2007 include the recognition of a valuation allowance of $1.1 million in the third quarter for expected limitations on the utilization of assumed capital losses on certain investments and a tax benefit of $682,000 recorded in the second quarter related to an adjustment to deferred income taxes for a reduction in statutory income tax rates in Canada.

(c)
Comprehensive income (loss), defined as net income and other comprehensive income (loss), was a loss of $12.2 million for the third quarter of 2007 and income of $11.9 million for the third quarter of 2006. Comprehensive income (loss) was income of $17 million for the first nine months of 2007 and income of $32.2 million for the first nine months of 2006. Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and amortization of prior service cost and net gains or losses from pension and other postretirement benefit plans recorded net of deferred taxes directly in shareholders' equity.

(d)
On June 30, 2005, substantially all of the assets of AFBS, Inc. (formerly Therics, Inc.), a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar. AFBS retained substantially all of its liabilities in the transaction, which included customary indemnification provisions for pre-transaction liabilities. AFBS received a 17.5% equity interest in the new company valued at $170,000 and a 3.5% interest in Theken Spine, LLC valued at $800,000, along with potential future payments on the sale of certain products by Therics, LLC.

(e)
Effective January 1, 2006, Tredegar adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment” (SFAS 123(R)) using the modified prospective method. SFAS 123(R) requires the company to record compensation expense for all share-based awards. Tredegar previously applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Prior periods were not restated.

(f)
Effective December 31, 2006, Tredegar adopted SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS 158). This statement requires the recognition in the balance sheet of the funded status of each of our defined benefit pension and other postretirement plans. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. The initial impact of SFAS 158, net of deferred taxes, was recognized directly in shareholders' equity. Adjustments from the new standard will not impact our debt covenant computations since our credit agreement allows us to elect to use generally accepted accounting principles in effect when the agreement was signed.

(g)
Adjusted EBITDA for the twelve months ended September 30, 2007, represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment write-down, charges related to stock option awards accounted for under the fair value-based method and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(h)	Net debt is calculated as follows (in millions):
Debt	$44.1
Less: Cash and cash equivalents	(38.9)
Net debt	$5.2

Net debt is not intended to represent total debt or debt defined by GAAP. Net debt is utilized by management in evaluating the company's financial leverage and equity valuation and the company believes that investors also may find net debt to be helpful for the same purposes.

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